Exhibit 10.7

September 21, 2011

Mr.  Aaron Easterly

RE: Offer of Employment

Dear Aaron:

On behalf of Rover.com (the “Company”), I am pleased to offer you the position of Chief Executive Officer.  Speaking for myself, as well as everyone at the Company and Madrona, we could not be more excited to have you join the Rover team.  We believe that under your leadership Rover has the potential to become a world-class company, and we look forward to helping you build that company.

The terms of this position are as set forth below.

1.Position.

a.You will become the Chief Executive Officer at the Company and report to the Company’s Board of Directors (the “Board”).  You will also work closely with the other members of the team, all of whom will report to you.

b.You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations related to your position which are required of you under this letter.  During your employment, you further agree that you will devote substantially all of your business time and attention (excluding any periods of vacation and medical or sick leave) to the business of the Company.  We understand that you have already undertaken and may want to undertake additional advisory roles in connection with certain companies in the digital media and advertising space.  We will be flexible in allowing you to take on those roles so long as they do not materially impact your performance as Chief Executive Officer, and, notwithstanding anything else to the contrary in the Confidentiality Agreement between you and the Company referenced in Section 7 below, including without limitation Section 11 thereof, you will not be required to remit to the Company amounts that you are paid by third parties in connection with services you render in such advisory roles during your employment with the Company.

c.The Company will recommend that you be appointed to the Board as soon as practicable after the Start Date (as defined below).  After your appointment, the Board will consist of you and Greg Gottesman, with a third member of the Board to be appointed by both of you.

2.Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company as soon as possible, and such date will be referred to as your “Start Date,” but it is expected that your Start Date will not be later than September 30.  2011.

3.Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date.

4.Cash Compensation.

a.Base Salary.  You will be paid a cash salary each month, subject to applicable withholding taxes, which is equivalent to $215,000 on an annualized basis.  Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as paid to other employees of the Company), although such payment schedule is subject to change in the Company’s discretion.

b.Compensation Review.  The Board or its Compensation Committee will review your salary and bonus arrangements at the end of each calendar year.

c.Target Bonus.  In addition to the base salary described in Section 4(a) above, starting in 2012, you will be eligible to receive an annual bonus (the “Bonus”) based on the achievement of specific objectives, including on-plan (achievement at the specified target level) and stretch (over-achievement of) goals, to be determined by you and the Board (the “Bonus Objectives”), The target amount of the Bonus opportunity for the 2012 calendar year will be 25% of your base salary (subject to applicable withholding taxes), if the Bonus Objectives are achieved, by you or the Company as applicable, at the specified target level.  The actual amount of bonus may be more or less than the target The payment of the Bonus in any year may be made in the form of cash or a combination of cash and equity, as determined by the Board; provided however that in the event you are required to recognize income in connection with receipt or vesting of an equity award in connection with the Bonus at a time when the Company’s Common Stock is not listed for trading on an established exchange, then only two-thirds of the bonus amount will be paid in the form of equity awards and one-third will be paid in cash.in the event that any portion of the Bonus is to be paid in the form of equity, you and the Board will determine the appropriate terms of that equity.  The payment of the Bonus will be made as soon as practicable after the end of the calendar year in which the Bonus was earned, but not later than March 15.

5.Equity Interest.  As soon as practicable after the commencement of your  employment, subject to the approval of the Board of Directors and any other necessary corporate approvals, you will be granted the right to purchase (the “Purchase Right”) 25% of the outstanding shares of the Company’s Common Stock on a fully diluted basis prior to any additional financing of the Company, at a price per share equal to the fair market value per share of Common Stock on the date the right is granted by the Board.  In addition, if you are the Company’s Chief Executive Officer at the time of the closing of a Series A financing of at least $1,000,000 (or, in the event the Board determines to finance the Company other than through the sale of shares of preferred stock, then at the time of the closing of any convertible debt or equity financing of at least $1,000,000), the Company will grant you a right to purchase additional shares of the Company’s Common Stock, if necessary, such that your aggregate ownership of all equity in the Company would represent no less than 20% of the Company’s fully diluted, as-converted shares immediately following such closing.  This additional purchase right (the “Option”) shall be, at your choice to be communicated to the Board prior to grant, in the form of an incentive stock option (subject due to your status as a 10% stockholder of the Company to any requirements under applicable tax rules as to its exercise price and term) or a nonstatutory stock option (which would not be subject to such requirements) and, also at your choice to be communicated to the Board prior to grant, this option will be wholly or in part exercisable for unvested shares subject to a Company right of repurchase (which right will lapse on the vesting schedule).  such option will have an exercise price per share equal to 110% or 100%, as applicable, of the fair market value per share of the Company’s Common Stock , as determined by the Board in its sole discretion on the date of grant, which shall occur immediately following the closing of such financing.  The vesting schedule of the Purchase Right and the Option is set forth on Exhibit A.  The terms and conditions will be set forth more specifically in a Stock Purchase Agreement, Notice of Grant of Stock Option, Stock Option Agreement and the Company’s 2011 Stock Option Plan, all of which will be provided to you promptly after the respective equity awards are approved by the Board.

6.Benefits.

a.Subject to the creation of a benefits plan by the Board, you will be entitled to participate, to the extent you are eligible under the terms and conditions thereof, in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to the employees of the Company and which may become effective from time to time during your employment with the Company.

b.Subject to the Company’s benefits plan, you will be entitled to up to 18 clays of vacation per year.

7.Nondisclosure and Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s standard form of-At-Will Employment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.No Conflicts.  You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

9.At-Will Employment.  Notwithstanding anything to the contrary in this letter agreement, your employment with the Company is for an indefinite term and will at all times be on an “at will” basis, meaning that.  subject to applicable legal requirements, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as otherwise expressly set forth herein and in the Confidentiality Agreement,

10.Legal Representation.  You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this Agreement and that the Company’s counsel is representing only the Company in connection with this letter and negotiations relating to your employment.

11.Arbitration.  In the event that any disputes or claims arise relating to your employment relationship with the Company, including this letter agreement, you agree to submit such disputes or claims to arbitration in Seattle, Washington, in accordance with the rules of the American Arbitration.  Association by one arbitrator appointed in accordance with said rules.  You and the Company shall share equally in the cost of the arbitration to the extent permitted by law.  Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator.  The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 11 shall not apply to any dispute or claim relating to the Confidentiality Agreement.

12.Choice of Law.  This letter agreement shall be governed by the laws of the State of Washington, without regard to its conflicts of law provisions.  The parties agree that any actions or proceedings arising under this agreement that result in litigation shall be litigated in state or federal court in the State of Washington.  The parties consent to the jurisdiction and venue of the foregoing courts.

13.Assignment; Amendment.  This letter agreement will be binding upon and inure to the benefit of the Company and you, together with our respective heirs, executors, administrators, successors and assigns; provided, however, that you may not assign this letter agreement or any of your rights or obligations hereunder.  This letter agreement cannot be amended except in writing executed by both the Company and you.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter agreement may be executed in one or more counterparts and may be executed by facsimile.

Very truly yours,
/s/Greg Gottesman
Greg Gottesman
Madrona Venture Group
ACCEPTED AND AGREED:

/s/Aaron Easterly
Aaron Easterly

Date:	9/27/11

EXHIBIT A

Vesting Schedule Applicable to Purchase Right and Option

Subject to your continued employment with the Company, the Purchase Right and Option described in Section 5 of the letter agreement to which this Exhibit A is attached (the “Agreement”) will vest (or reverse vest) over four years from your employment Start Date, with 25% vesting on the first anniversary• of your Start Date and the remaining amount vesting monthly thereafter.

Vesting Acceleration Applicable to Equity Awards

If you are Involuntarily Terminated in connection with or within twelve (12) months after a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan (the “Equity Plan-)), then one hundred percent (100%) of any then-unvested Shares subject to any Company equity awards that you then hold shall immediately become vested.  Moreover, in the event of a Change in Control in connection with which you do not experience an Involuntary Termination as described in the preceding sentence, any Company equity awards that you then hold that have a vesting date that would otherwise occur more than 12 months after the Change in Control (such award, a “Post-First Anniversary Vesting Award”), then subject to your continued service the shares subject to any such Post-First Anniversary Vesting Award will instead vest in equal quarterly installments over the next 12 months and be fully vested on the first anniversary of the closing of the transaction.  For the avoidance of doubt in connection with the immediately preceding sentence, any Company equity awards that you hold that have a vesting date occurring within the first 12 months following the closing date of the transaction shall subject to your continued service continue to vest on their original schedule.

In addition and notwithstanding anything to the contrary in the Equity Plan, the applicable award agreement, the Agreement or this paragraph, any Company equity award then held by you that is not entirely vested by the closing of a Change in Control and that is being terminated in connection with or as a result of the transaction shall vest in full prior to the time it terminates.  In the case of any such terminating award that requires that you take action (such as exercising or paying the purchase price with respect thereto) in order to receive the underlying shares (or the property into which such shares are exchanged or converted), you will be given reasonable notice that the award will terminate and a reasonable opportunity to take such action prior to the award’s termination.

Definitions

“Involuntarily Terminated” shall mean termination of your employment with the Company (or the successor corporation, as the case may be) under the following circumstances: (i) termination without Cause (as defined below) by the Company or the successor corporation; or (ii) voluntary termination by you within ninety (90) days following (A) a material reduction in your job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar in operational responsibilities, regardless of reporting relationships, to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company or the successor corporation, as applicable, of your principal work site to a facility or location more than thirty-five (35) miles from your principal work site for the Company at the time of the Change in Control; or (C) a reduction in your then-current base salary or target Bonus potential by, in either case at least five percent (5%); provided, however, that an across-the-board reduction in the salary or bonus level of other senior employees by the same percentage amount as part of a general salary or bonus level reduction shall not constitute such a reduction.

“Cause” for termination of your employment will exist if any of the following occur: (i) theft, dishonesty, or falsification by you of any Participating Company (as defined in the Equity Plan) documents or records; (ii) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any intentional or negligent action by you that has, and was reasonably likely at the time the action was taken to have, a material detrimental effect on a Participating Company’s reputation or business; (iv) your failure or inability to perform any reasonable assigned duties after you have received from a Participating Company written notice of„ and have had a reasonable opportunity to cure.  such failure or inability; (v) your material breach of any employment agreement with a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) your conviction (including any plea of guilty or nolo contendere) of any criminal act under the laws of the United States (or any jurisdiction therein) which impairs your ability to perform your duties with a Participating Company.

A PLACE FOR ROVER, INC.

March 30, 2012

Aaron Easterly

c/o A Place for Rover, Inc.

1000 2nd Avenue, Suite 3700

Seattle, Washington 98104

Dear Aaron:

This Letter Agreement hereby amends the Offer Letter (the “Offer Letter”) dated as of September 21, 2011 between you and A Place for Rover, Inc. (the “Company”) as follows:

Section 5 of the Offer Letter is replaced in its entirety by the following (with deletions struck out and additions in underlined italics):

“Equity interest. As soon as practicable after the commencement of your employment, subject to the approval of the Board of Directors and any other necessary corporate approvals, you will be granted the right to purchase (the "Purchase Right") 25% of the outstanding shares of the Company's Common Stock on a fully diluted basis prior to any additional financing of the Company, at a price per share equal to the fair market value per share of Common Stock on the date the right is granted by the Board. In addition, if you are the Company's Chief Executive Officer at the time of the closing of a Series A financing of at least $1,000,000 (or, in the event the Board determines to finance the Company other than through the sale of shares of preferred stock, then at the time of the closing of any convertible debt or equity financing at least $1,000,000), the Company will grant you a right to purchase an additional 1,765,120 shares of the Company's Common Stock, ~~if necessary, such that your aggregate ownership of al equity in the Company would represent no less than 20% of the Company's fully diluted, as converted shares immediately following such closing~~. This additional purchase right (the "Option") shall be, at your choice to be communicated to the Board prior to grant, in the form of an incentive stock option (subject due to your status as a 10% stockholder of the Company to any requirements under applicable tax rules as to its exercise price and term) or a nonstatutory stock option (which would not be subject to such requirements) and, also at your choice to be communicated to the Board prior to grant, this option will be wholly or in part exercisable for unvested shares subject to a Company right of repurchase (which right will lapse on the vesting schedule). Such option will have an exercise price per share equal to 110% or 100%, as applicable, of the fair market value per share of the Company's Common Stock, as determined by the Board in its sole discretion on the date of grant, which shall occur immediately following the closing of such financing. The vesting schedule of the Purchase Right and the Option is set forth on Exhibit A. The terms and conditions will be set forth more specifically in a Stock Purchase Agreement, Notice of Grant of Stock Option, Stock Option Agreement and the Company's 2011 Stock Option Plan, all of which will be provided to you promptly after the respective equity awards are approved by the Board.”

Except as set forth above, all terms of the Offer Letter will remain in full force and effect, including, but not limited to, the provisions regarding the nature of your at-will employment. Please execute one copy of this Letter Agreement and return it to the Company, whereupon this Letter Agreement shall become a binding agreement between you and the Company. This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Signature Page Follows]

Sincerely,

A PLACE FOR ROVER, INC.

	By:	/s/Greg Gottesman

	Name:	Greg Gottesman

	Title:	Director
Agreed to and accepted:

/s/Aaron Easterly
Aaron Easterly

3/26/12
Date

[Signature Page to Letter Agreement]